[LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

January 31, 2014

SLM Funding LLC
SLM Education Credit Funding LLC
2001 Edmund Halley Drive
Reston, Virginia 20191

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Delaware tax counsel to SLM Funding LLC and SLM Education Credit Funding LLC, each a Delaware limited liability company (each a “Company” and together the “Companies”), with respect to the SLM Student Loan Trusts (each a “Trust”), to be formed from time to time under an Amended and Restated Trust Agreement (each a “Trust Agreement”), among either Company as depositor and the other parties to be named therein.  This opinion is being delivered to you at your request.  Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

We have examined the following documents:

(a)	The form of Amended and Restated Trust Agreement;

(b)	The form of Indenture;

(c)	The form of Administration Agreement;

(d)	The form of Sale Agreement;

(e)	The form of Servicing Agreement;

SLM Funding LLC
SLM Education Credit Funding LLC
January 31, 2014

(f)
The Registration Statement (Registration Nos. 333-190926 and 333-190926-01) on Form S-3 (the “Registration Statement”), including four Prospectus Supplements to the Prospectus (the “Prospectus”), which was filed by the Company and the Trusts with the Securities and Exchange Commission on January 31, 2014;

(g)	The form of Notes;

(h)	The form of Certificates; and

(i)	The form of certificate of trust of the Trust to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”).

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein below, it is our opinion that:

Assuming that the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes and that the Notes will be characterized as debt for U.S. federal income tax purposes, then (i) the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation for Delaware income tax purposes and will not be subject to Delaware income taxation, (ii) the Notes will be characterized as debt for Delaware income tax purposes and (iii) Noteholders and Certificateholders that are not otherwise subject to Delaware income taxation will not be subject to Delaware income taxation solely as a result of their ownership of the Notes or the Certificates.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

A.           We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect.  We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B.           We have assumed that (i) each Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust and (ii) each of the Trusts will derive no income from or connected with sources within the State of Delaware and have no assets, activities (other than having a Delaware trustee as required by the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq., and the filing of documents with the Secretary of State) or employees in the State of Delaware.

SLM Funding LLC
SLM Education Credit Funding LLC
January 31, 2014

C.           We have assumed that all signatures on documents submitted to us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

D.           We have not participated in the preparation of any offering materials with respect to the Notes and the Certificates and assume no responsibility for their contents.

Circular 230 Notice.  Any advice contained in this communication with respect to any federal tax matter was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that the Internal Revenue Service may impose on the taxpayer.  If any such advice is made to any person other than to our client for whom the advice was prepared, the advice expressed above is being delivered to support the promotion or marketing (by a person other than Richards, Layton & Finger, P.A.) of the transaction or matter discussed or referenced, and such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

This opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by or furnished to any person or entity for any purpose. We also hereby consent to the use of this opinion as an exhibit to the Registration Statement relating to the Notes and the Certificates and to the use of our name under the heading “Legal Matters” in the Prospectus filed as part of the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Richards, Layton & Finger, P.A.

EAM